Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-117450) of Commonwealth Telephone Enterprises, Inc. of our report dated May 28, 2004 relating to the financial statements of Commonwealth Telephone Enterprises, Inc. the Commonwealth Builder 401(k) Plan which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 28, 2005